Cycle Country Accessories Corp.
                               Amex Symbol ATC
                        Investment Community Statement
                                2006 Year End
                                Randy J. Kempf
                                President & CEO
                                    1/9/07

Good Morning,

This conference is to discuss Cycle Country Accessories Corp.'s fiscal year 2006 results, which ended in September, 2006.

While we were disappointed in the 4.2% decline in sales from 2005 to 2006, that decline was largely in the product area for which we are best know (ATV Snow Plows) and also most related to the lack of snow in the northern states. ATV product sales declined by 17% year-to-year while Contract Manufacturing increased by 155%; Weekend Warrior by 139%; and Plastic Wheel Covers by 22%. On another positive note, while overall sales did decrease by 4.2%, COGS decreased by 12.3% reflecting the benefits of the merged companies of Cycle Country and Simonsen Iron Works. The decrease in COGS of almost 14% helped drive the Gross Profit up by almost 6 percentage points to 36.9%.

Net Income decreased by approximately $200K from 2005 to 2006 but with the non-recurring adjustments related to the interim CEO costs, hiring a new CEO and the abandoned ERP software costs, 2006 Net Income would have been $50k greater than 2005 for a total of $861K. While the reported EPS was 8 cents, which was below our earlier guidance of 10 - 12 cents, we would have achieved an EPS in this range had it not been for these unusual and non-recurring expenditures.

Recognizing the actual and potential continued impact on our sales related to snowfall, we have undertaken an aggressive strategy to develop counter seasonal products. We recently (12/19/06) issued a press release on the 9 new products that we will be introducing at a major trade show in Indianapolis, IN in the middle of February. The Power Sports Expo is the largest show of it's kind in the US. In addition, we have over 30 products in the development stage, many of which are targeted for the high growth Side-by-Side UTV market and other counter seasonal applications. Our success in the Golf Cart industry has led us to expand our efforts resulting in new product development and OEM arrangements in this growing market as well.

The growth in the Weekend Warrior segment will continue to accelerate from it's 139% 2005/2006 rate as the new products just recently completed and now being introduced gain market acceptance. These products are targeted at the "Small Box" stores such as Gander Mtn, Pep Boys, Tractor Supply Company (TSC) and others. The offerings in this segment include a high capacity spreader; new mower deck; and a Universal Mount snow plow with a patented design.

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Our Wheel Covers continues to grow as a result of the strength of our more mature products and the growth of the "SS" wheel cover introduced last year. We will be introducing yet another new wheel cover at the PGA show in Orlando in late January. This new "A/T" Wheel Cover has already received strong acceptance as a number of large OEMs have requested some level of exclusivity on this new product.

Contract Manufacturing continues to grow, achieving a growth of 155% or $1.1M over 2005. With the new business that our two new Manufacturing Representative organizations are presenting, we anticipate that this profitable segment of our business will continue to grow, reaching $2.3M in FY2007.

The new products that we are introducing and developing are forecast to add $7M to our sales over the next 3 years and a cumulative positive impact to EPS of 32 - 34 cents over the same time period.

We have successfully implemented a new ERP system at the end of October 2006, which is starting to provide us with significantly more information than we had with the two legacy systems inherited with the two independent companies. We also purchased an upgraded MRP module with this system that will allow us to better utilize the assets that we have in place; measure the benefits of our Lean Manufacturing initiatives and improve our already strong on-time delivery performance.

We have also implemented a program to obtain ISO 9001 certification. Our schedule has us being certified in late 2007.
Many of our customers have requested us to obtain ISO certification to both continue to award us business and to increase their current business with us. While we are not prepared to put a specific revenue number to obtaining this certification, it will have a positive impact on revenue.

As you can see, 2006 was a transitional year with the full incorporation of the two companies; hiring a new President/CEO; implementing a new ERP system and putting into place a new product development process that will both increase our overall sales and profitability and make us less dependent on the weather. As you may recall, Cycle Country merged with Simonsen Iron Works in April 2005. Simonsen was a major supplier to Cycle Country.

We project our EPS for the 1st quarter of 2007 will equal or exceed that of the 1st quarter of 2006 which was 7 cents/share. It is my personal goal to provide accurate and achievable guidance going forward. As we are only into the second quarter by nine days, we will provide second quarter guidance in approx. six weeks.

We have achieved over 25 years of continuous profitability, which is better than 83% of the current S&P 500 components. As I have indicated in previous communications: if you adhere to the strategy of "buying low and selling high", now would be a good time to buy our stock.

Thank you for your time. We'll now accept questions from the listeners.

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